EXHIBIT 99.1

Kevin B. Bender Named Chief Operating Officer

Sacramento, CA, October 29, 2009 – American River Bankshares [NASDAQ – GS: AMRB], the parent company of American River Bank, a community business bank serving the Greater Sacramento Area, today announced that Kevin B. Bender has been promoted to Chief Operating Officer.

Mr. Bender, who previously served as Executive Vice President and Chief Information Officer, will lead American River Bankshares’ Central Support Services, Regulatory Compliance, Electronic Banking, Information Technology and Loan Operations Departments. He will continue to serve on the Company’s Executive Management Team, Leadership Council, Compliance Committee, Risk Management Committee and Technology Committee.

“Kevin’s leadership has contributed greatly to our Company’s success over the years,” said David Taber, President and CEO of American River Bankshares. “His new title most accurately reflects his evolving responsibilities.”

Mr. Bender joined American River Bankshares in 1986 as an entry-level note clerk and has advanced through many positions over the years including Compliance Officer and Commercial Loan Officer. In 1993, he was promoted to Vice President and Credit Administration Manager and in 1999 to Chief Information Officer. In 2005, he joined the Executive Management Team as Executive Vice President.

Mr. Bender has a B.S. and a M.B.A. in Business Administration from California State University, Sacramento and in 2008, graduated from the Pacific Coast Banking School at the University of Washington.

About American River Bankshares
American River Bankshares [NASDAQ – GS: AMRB] is the parent company of American River Bank (“ARB”), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of “ARB”] in Sonoma County and Bank of Amador [a division of “ARB”] in Amador County. For more information, please call 916-851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.

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